Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Tyler Painter	Lynne Cox
Wind River	Wind River
510-749-2551	510-749-2528
tyler.painter@windriver.com	lynne.cox@windriver.com

Wind River Announces New Executive Appointments

ALAMEDA, Calif. – February 1, 2007 – Wind River Systems, Inc. (NASDAQ:WIND), the global leader in Device Software Optimization (DSO), today announced the following appointments to its executive management team: Ian Halifax, senior vice president of finance and administration, chief financial officer and secretary; Jane Bone, chief accounting officer; Barry Mainz, chief operating officer; and Damian Artt, vice president of worldwide sales and services.

“Over the past three years, Wind River has successfully added approximately $100 million to our top line and is now entering a new chapter of growth in the company’s history,” said Ken Klein, chairman and chief executive officer, Wind River. “While I am pleased with our progress so far, we must position the company to realize its full opportunity in the DSO market. By building on Wind River’s world-class executive leadership expertise already in place, Ian Halifax, Jane Bone, Barry Mainz and Damian Artt complete an executive management lineup that I am confident will lead this company through the next phase of growth.”

Ian Halifax brings more than twenty years of global finance experience to Wind River. In his role as senior vice president of finance and administration, and chief financial officer, Mr. Halifax will oversee all aspects of finance and accounting, including strategic financial planning and analysis, tax, treasury, investor relations and legal affairs. From January 2005 through February 2006, Mr. Halifax was chief financial officer of Micromuse, Inc., a provider of business and service assurance solutions to telecommunications companies, financial organizations and governmental institutions, where he oversaw revenue growth of $50 million in over two years. Following IBM Corporation’s acquisition of Micromuse in February 2006, Mr. Halifax served as a transition executive in IBM’s Tivoli Software unit. Prior to his tenure with Micromuse, Mr. Halifax spent over five years at Macrovision Corporation where, as chief financial officer, he oversaw revenue growth from an annual run rate of $30 million to over $200 million. Mr. Halifax also has held numerous finance positions at technology companies including Sun Microsystems and OpenTV, Inc. Mr. Halifax is a certified public accountant and a certified management accountant. He will join the company on February 26, 2007.

Wind River Announces Executive Appointments

Mr. Halifax replaces Mike Zellner who will leave his role as chief financial officer effective February 15, 2007. Mr. Zellner will remain with the company in an advisory capacity during a brief transition period. Klein said, “We appreciate Mike’s dedication to Wind River over the past several years during a key period of growth for the company. We wish him the best in his future endeavors.”

In her newly created role as chief accounting officer, Jane Bone will lead all corporate accounting and Sarbanes-Oxley compliance activities. Ms. Bone has over twenty years of accounting experience and is a longstanding member of Wind River’s finance department, having served as Wind River’s corporate controller since 2000 and as vice president of finance since 2005. Prior to joining Wind River, Ms. Bone spent three years serving as european and international controller of Integrated Systems, Inc. She also held positions in the United States and the United Kingdom at Deloitte Haskins & Sells and Coopers & Lybrand LLP.

Appointed to the newly created position of chief operating officer, Barry Mainz assumes responsibility for Wind River’s customer support, field technical engineering, corporate sales, sales operations and information technology. With more than fifteen years of sales, alliances and customer service experience, Mr. Mainz most recently served as Wind River’s vice president of worldwide customer operations. In this role, he grew Wind River’s corporate sales function, focused on under $25,000 transactions. He also led investments in customer satisfaction where the company now consistently measures close to a 90% rating. Mr. Mainz drove the Support Center Practices (SCP) certification of Wind River’s support organization, which was the first in the industry to be certified. Prior to joining Wind River, Mr. Mainz served as worldwide vice president, corporate sales division at Mercury Interactive Corporation. Mainz has also held various leadership positions at Sun Microsystems, Seagate Technology, and Weitek Corporation.

Assuming an expanded role in Wind River’s sales organization, as vice president of worldwide sales and services, Damian Artt has more than twenty years of sales and professional services experience. He most recently served as the company’s vice president of worldwide services and strategic accounts. Under his leadership, the company’s professional services business has nearly doubled with improving gross margins, and global account sales consistently over-achieved expectations with a significant average year-on-year bookings increase every quarter. As Wind River’s vice president of worldwide sales and services, Mr. Artt is responsible for the expansion of global sales and all sales strategy. Prior to Wind River, Mr. Artt spent eight years at Cadence Design Systems in various sales leadership positions.

Wind River Announces Executive Appointments

Mr. Artt replaces Bob Wheaton as head of the Wind River sales organization. Klein said, “Three and a half years ago, the board asked Bob to return from retirement because his company needed him. Bob has done a phenomenal job of transforming the sales force into what I believe is now one of the best in the software industry.”

The company stated that the departures of Mr. Zellner and Mr. Wheaton are not related to its financial results for the fourth quarter of fiscal year 2007 or the company’s previously announced and ongoing stock-option review. That review is nearing completion. In connection with the review, the company plans to request an additional extension of time from the Nasdaq Listing Qualifications Panel to file its Forms 10-Q for the second and third quarter of fiscal year 2007, the filings of which are required to regain compliance with Nasdaq’s listing standards.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). Wind River enables companies to develop, run and manage device software faster, better, at lower cost and more reliably. Wind River platforms are pre-integrated, fully standardized enterprise-wide development solutions. They reduce effort, cost and risk and optimize quality and reliability at all phases of the device software development process from concept to deployed product. Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call 1-800-872-4977.

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